CERTIFICATE OF
SECOND AMENDMENT
TO
BYLAWS
OF
SKECHERS U.S.A., INC.,
a Delaware corporation

Article VI of the Bylaws of Skechers U.S.A. Inc., a Delaware corporation (the “Corporation”), was amended, effective as of December 18, 2007, by the Board of Directors of the Corporation at a meeting held, pursuant to notice duly given, on December 18, 2007, to read in its entirety, as follows:

ARTICLE VI
SHARES AND TRANSFERS OF SHARES

Section 6.1 Certificates Evidencing Shares. Shares of stock of the Corporation may be certificated or uncertificated, as provided under the DGCL. Every owner of shares of stock of the Corporation, upon written request to the transfer agent or registrar of the Corporation, shall be entitled to a physical certificate certifying the number and class of shares of stock of the Corporation owned by him, which certificate shall be in such form as may be prescribed by the Board. Certificates shall be issued in consecutive order and shall be numbered in the order of their issue, and shall be signed by the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer or any Vice President and by the Secretary, any Assistant Secretary, the Chief Financial Officer or any Assistant Financial Officer. Any or all signatures on such certificate may be a facsimile. In the event any such officer who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to hold such office or to be employed by the Corporation before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if such officer had held such office on the date of issue.

Section 6.2 Stock Ledger. A stock ledger in one or more counterparts shall be kept by the Secretary, in which shall be recorded (i) the name and address of each person, firm or corporation owning the shares issued by the Corporation, (ii) the number of shares of stock held by such person, firm or corporation, (iii) the date of issuance thereof and, (iv) in the case of cancellation, the date of cancellation. Except as otherwise expressly required by law, the person in whose name shares of stock stand on the stock ledger of the Corporation shall be deemed the owner and record holder thereof for all purposes as regards the Corporation.

Section 6.3 Transfer of Shares. Registration of transfers of shares of stock shall be made only in the stock ledger of the Corporation upon request of the registered holder of such shares, or of his attorney thereunto authorized by power of attorney duly executed and filed with the Secretary, or with a transfer clerk or a transfer agent appointed as provided in Section 6.5 hereof, and

(a) if such shares are represented by a physical certificate, upon the surrender of such certificate or certificates evidencing such shares properly endorsed or accompanied by a stock power duly executed, or

(b) if such shares are uncertificated, upon proper instructions from the registered holder of such shares.

In either case, the registered holder of such shares shall provide such proof of the authenticity of the signatures as the Corporation may reasonably require.

Section 6.4 Lost, Destroyed, Stolen and Mutilated Certificates. A holder of shares of stock of the Corporation shall promptly notify the Corporation of any loss, destruction or mutilation of any physical certificate or certificates evidencing all or any such shares of stock. The Corporation may issue a duplicate certificate or uncertificated shares in place of any certificate theretofore issued by it and alleged to have been mutilated, lost, stolen or destroyed, upon the surrender of the mutilated certificate or, in the case of loss, theft or destruction of the certificate, upon satisfactory proof of such loss, theft or destruction; provided, however, that if such shares have ceased to be certificated, a new certificate shall be issued only upon written request to the transfer agent or registrar of the Corporation. The Corporation may, in its discretion, require the record holder of the shares of stock evidenced by the lost, stolen or destroyed certificate or his legal representative to give the Corporation a bond sufficient to indemnify the Corporation against any claim made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such duplicate certificate or uncertificated shares.

Section 6.5 Regulations. The Corporation may make such other rules and regulations as it may deem expedient, not inconsistent with these Bylaws, concerning the issue, transfer and registration of certificates evidencing shares of stock of the Corporation.

This Certificate of Second Amendment to Bylaws shall be effective as of this 18th day of December, 2007.

/s/ Philip Paccione
Philip Paccione, Secretary